EXHIBIT 4.44

                      RIGHT OF FIRST NEGOTIATION AGREEMENT

         THIS RIGHT OF FIRST NEGOTIATION AGREEMENT (this "Agreement") by and between First Data Corporation, a Delaware corporation ("FDC"), and ValueStar Corporation, a Colorado corporation ("ValueStar"), is made this 21st day of June, 2001.

         WHEREAS, ValueStar through its wholly owned subsidiary, ValueStar, Inc., a California corporation ("Subsidiary"), provides a merchant rating service, a merchant benefits service and a cardholder benefits service (collectively, the "ValueStar System");

         WHEREAS, FDC, through its indirect wholly-owned subsidiary First Data Merchant Services Corporation, a Florida corporation ("FDMS"), is in the business of providing certain payment processing services for credit and debit card transactions for merchants;

         WHEREAS, pursuant to a Strategic Development, Marketing And Services Agreement dated September 29, 2000 by and between FDMS and ValueStar, FDMS is in the process of enhancing a system proprietary to FDMS that will allow FDMS to match credit card numbers registered with ValueStar with transactions at merchants registered with ValueStar which are paid for with registered credit card numbers (the "FDMS System");

         WHEREAS, FDMS has previously made an investment in ValueStar by purchasing a portion of its Series CC Convertible Preferred Stock; and

         WHEREAS, ValueStar recognizes FDC as a strategic investor important to the marketing and operation of the ValueStar System;

         WHEREAS, as of the date hereof, FDC has agreed to enter into the Bridge Loan and Common Stock Purchase Agreement ("Bridge Loan Agreement") dated as of April 24, 2001 with ValueStar pursuant to which FDC has invested as of the date hereof $1,000,000 in exchange for a note (the "Note") and 5,000,000 shares of Common Stock of ValueStar; and

         WHEREAS, FDC and ValueStar have discussed FDC making an additional investment of $1,000,000 for Senior Convertible Notes and Warrants as described in the Note (it being understood that FDC is under no obligation to make such additional investment); and

         WHEREAS, in order to induce FDC to enter into the Bridge Loan Agreement and in further consideration of the relationship between ValueStar and FDMS, the parties have entered into this Agreement.

         NOW, THEREFORE, in consideration of the foregoing, FDC and ValueStar hereby agree as follows:


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1.  Right of First Negotiation.
    --------------------------

         (a) For so long as FDC or its Affiliates beneficially own, directly or indirectly, in the aggregate, not less than 2,386,686 shares of ValueStar common stock (determined on an as converted basis for convertible securities, and assuming the exercise of all warrants), appropriately adjusted for stock splits, combinations reclassifications and the like on or after the date hereof, or hold not less than $500,000 aggregate principal amount of debt securities of ValueStar (the "Restricted Period"), if ValueStar or the Board of Directors of ValueStar (i) receives a bona fide offer or proposal in writing from a Specified Company (as defined below) for the acquisition of ValueStar, the Subsidiary or the ValueStar System by means of (A) a merger, consolidation or other business combination pursuant to which the stockholders of ValueStar immediately prior to the effective date of such transaction have beneficial ownership of less than fifty percent (50%) of the total combined voting power for election of directors of the surviving or continuing entity immediately following such transaction, or
(B) the sale of the ValueStar System, the Subsidiary or all or substantially all of the assets of ValueStar or the Subsidiary, or (ii) votes to initiate (X) a sale to any Specified Company of securities representing twenty-five percent (25%) or more of the total voting power of all securities of ValueStar, or (y) a sale of the ValueStar System, the Subsidiary or all or substantially all of ValueStar's or the Subsidiary's assets to a Specified Company or (z) any other transaction or series of transactions in which control of ValueStar, the Subsidiary or the ValueStar System is effectively transferred, directly or indirectly, to a Specified Company (each, an "Acquisition Proposal"), then prior to accepting or engaging in subsequent discussions with the person making the Acquisition Proposal or its representatives regarding such Acquisition Proposal, ValueStar shall provide to FDC written notice within 24 hours (the "Notice") of the receipt of such Acquisition Proposal of the identity of the party making the Acquisition Proposal and the proposed terms of such Acquisition Proposal.

         (b) If the Board of Directors of ValueStar determines in its reasonable good faith judgment that ValueStar should pursue negotiations with the Specified Company regarding its Acquisition Proposal, then before entering into such negotiations, FDC shall have a period of ten (10) business days following its receipt of the Notice ("Negotiation Period") in which to present to ValueStar a counter-offer (a "Counter Offer"). During such ten (10) business day period, FDC, at its sole option, shall have the opportunity in such Counter Offer either to match such Acquisition Proposal and be entitled to effect an acquisition of ValueStar, the Subsidiary or the ValueStar System or to provide its own acquisition offer for consideration by ValueStar's Board of Directors. In any event, during such ten (10) business day period FDC shall have the exclusive right to engage in negotiations with ValueStar with respect to such Counter Offer.

         (c) In the event that the Board of Directors of ValueStar determines in its reasonable good faith judgment that a Counter -Offer from FDC is financially equivalent or superior to such Acquisition Proposal, ValueStar shall not enter into a definitive agreement with respect to the Acquisition Proposal with the Specified Company rather than the Counter Offer; provided that, ValueStar shall be permitted to enter into such


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definitive  agreement if it shall have been  determined  by a final  judgment or decree (not subject to further appeal) of any court of competent jurisdiction that rejection of the Acquisition Proposal would constitute a violation by the Board of Directors of ValueStar of its fiduciary duties; provided, however, that in the event ValueStar does enter into such definitive agreement pursuant to the foregoing proviso, FDC shall be entitled to at any time or from time to time thereafter, at its sole discretion and election, to cause ValueStar to repurchase all equity securities or debt obligations of ValueStar beneficially owned by FDC and its Affiliates at a redemption price equal to (A) in the case of equity securities, the common equivalent price implied by the Acquisition Proposal or (B) in the case of debt securities or obligations, the total face amount of such indebtedness.

         (d) If FDC does not deliver a Counter Offer within the ten (10) business day period prescribed above in this Section 1(b), then ValueStar shall be free, subject in any event to the other provisions of this Section 1, for a period of one hundred twenty (120) calendar days following the expiration of the Negotiation Period, to negotiate and to accept the Acquisition Proposal on the terms and conditions set forth in the Notice or on such other terms and conditions no more favorable to the Specified Company than those specified in the Notice. Any proposed acquisition of ValueStar or sale of its assets pursuant to an Acquisition Proposal after the end of such 120-day period or any change in the terms of such Acquisition Proposal that is more favorable to the Specified Company shall require a new Notice, and shall give rise anew to the rights of FDC provided in this Section 1.

         (e) If the terms of any Acquisition Proposal include stock or other securities ("Stock") as consideration, FDC shall be deemed to have matched the terms of such Acquisition Proposal, and, all other terms being materially equivalent taken as a whole, thereby deemed as having proposed an offer more favorable than the Acquisition Proposal, if it agrees to substitute for such Stock component of the Acquisition Proposal either cash or shares of Common Stock of FDC having a "fair market value" equivalent to the fair market value of the Stock component of the subject Acquisition Proposal. "Fair market value" shall mean, with respect to the Stock of any Specified Company (i) that is traded on a nationally recognized exchange, the average of the closing bid or sale price (whichever is applicable) of such Stock on the five (5) trading days preceding the date prior to the Counter Offer; (ii) which is actively traded over-the-counter, the average of the closing bid or sale prices (whichever is applicable) on the five (5) trading days preceding the date prior to the Counter Offer; and (iii) if such Stock is not publicly traded, the value assigned to such Stock by a nationally recognized investment advisor designated by the mutual agreement of ValueStar and FDC. The fair market value of any other non-cash consideration shall be determined in the same manner as for such non-publicly traded stock.

         (f) Unless ValueStar shall have complied fully with all of the procedures and requirements of Section 1, then any Acquisition Proposal that ValueStar may accept, and any transaction it may purport to effect pursuant thereto, shall be void ab initio.

         (g) In the event (i) ValueStar raises additional capital through a convertible debt financing on or prior to April 30, 2002 pursuant to which the
Note is mandatorily


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converted  pursuant to Section 2(a) of the Note into a Senior  Convertible  Note
(as defined in the Note) ("Qualified Debt Financing"); (ii) ValueStar offers to issue not less than $1,000,000 aggregate principal amount of Senior Convertible Notes to FDC or its Affiliates in connection with such Qualified Debt Financing; and (iii) FDC and its Affiliates do not invest at least $1,000,000 in connection with such Qualified Debt Financing, then the Restricted Period shall be deemed to be terminated effective as of the closing of the Qualified Debt Financing.

2.  Specified Company.  For purposes of this Agreement,

         "Specified Company" shall mean any of the companies identified on Exhibit A attached hereto, and any of such companies' respective Affiliates.

         "Affiliate" shall mean for any person, any other person which directly or indirectly controls, is controlled by or is under common control with such person.

3.  Relationship  of  the  Parties.   The  parties  are  acting  as  independent
contractors and not as partners or in the capacity of any type of joint venture.

4. Entire  Agreement.  This  Agreement and the exhibits  hereto  constitute  the entire agreement between the parties with respect to the right of first negotiation and there are no representations, warranties, covenants or obligations except as set forth herein or therein. This Agreement supersedes all prior or contemporaneous agreements, understandings, negotiations and discussions, written or oral, of the parties hereto, with respect to the matters set forth in this Agreement. Nothing in this Agreement is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement.

5. Assignment. Neither party shall assign any interest in this Agreement without the prior written consent of an authorized executive officer of the other, provided that FDC may assign this Agreement to an Affiliate without ValueStar's prior consent.

6. Governing Law. Except to the extent Colorado law is mandatorily applicable to the terms of this Agreement, the rights and obligations of the parties under this Agreement shall be governed by law of the State of New York without regard to that state's choice of law provisions.

7. Waiver. Any failure of either party to enforce, at any time or for any period of time, any of the provisions of this Agreement shall not be construed as a waiver of the right of that party to enforce such provisions unless said waiver is in writing, and signed by an authorized executive officer.

8. Representations of ValueStar. ValueStar has full power and authority to execute, deliver and perform this Agreement, the Bridge Loan Agreement and the Note, and the execution, delivery and performance of each of this Agreement, the Bridge Loan Agreement and the Note by ValueStar have been duly authorized, executed and delivered by ValueStar and each of this Agreement, the Bridge Loan Agreement and the Note is the


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legal, valid and binding obligation of ValueStar  enforceable in accordance with their respective terms.

9. Notices. Any notice required or permitted to be given under this Agreement shall be sent in writing, by prepaid, certified, return receipt requested, first-class air mail to the respective party at the address below, or to such other address as each party may hereafter specify in writing to the other.

         If to ValueStar:           Chief Executive Officer
                                    360 22nd Street
                                    Oakland, CA 94612

         with a copy to:            Mr. Don Reinke
                                    Bay Venture Counsel
                                    1999 Harrison Street, Suite 1300
                                    Oakland, CA 94111

         If to FDC:

         with a copy to:            General Counsel
                                    First Data Merchant Services Corporation
                                    12500 East Belford Avenue, Suite M16-S
                                    Englewood, CO 80112
                                    Fax:  (720) 332-0033

     All such notices shall be deemed to have been given upon receipt.

11. Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid or contrary to any existing or future law, such invalidity shall not impair the operation of this Agreement or affect those portions of this Agreement, which are valid.

12. Enumerations and Headings. The enumerations and headings contained in this Agreement are for convenience of reference only and are not intended to have any substantive significance in interpreting this Agreement.


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         IN WITNESS WHEREOF,  and intending to be legally bound, the undersigned parties have duly executed this Agreement as of the date first set forth above.

FIRST DATA CORPORATION


By:        /s/ Richard E. Aiello
           ---------------------
Name:      Richard E. Aiello
           -----------------
Title:     SVP
           ---


VALUESTAR CORPORATION


By:        /s/ Jim Stein
           -------------
Name:      Jim Stein
           ---------
Title:     CEO
           ---


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                                    Exhibit A


American Express
Concord EFS
Electronic Data Systems
NOVA Corp.
Total System Services
Viad
Equifax/Certegy
Global Payments
Vital Processing
National Processing
Alliance Data Systems